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                         [LATHAM & WATKINS LETTERHEAD]

March 27, 2000                                                       Exhibit 8.1


Ortel Corporation
2015 West Chestnut Street
Alhambra, California 91803

          Re: Agreement and Plan of Merger dated as of February 7, 2000, by and among Lucent Technologies Inc., Solara Acquisition Inc. and Ortel Corporation

Ladies and Gentlemen:

     We have acted as special counsel to Ortel Corporation, a Delaware corporation (the "Company"), in connection with the proposed merger (the "Merger") of Solara Acquisition Inc., a Delaware corporation ("Acquisition") and wholly owned subsidiary of Lucent Technologies Inc., a Delaware corporation ("Lucent"), with and into the Company. All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of February 7, 2000, among Lucent, Acquisition and the Company (the "Merger Agreement").

     In that connection, pursuant to Section 6.3(b) of the Merger Agreement, you have requested our opinion regarding whether the Merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In rendering our opinion, we have assumed with your consent that (i) the representations made by Lucent, Acquisition and the Company in letters provided to us and Sidley & Austin, counsel to Lucent, dated as of the date hereof are true, correct and complete, and will be true, correct and complete as of the Effective Time (as if made as of the Effective Time), and (ii) any representations made
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LATHAM & WATKINS
March 27, 2000


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in such letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Merger Agreement, (ii) the registration statement on Form S-4 which includes the Proxy Statement/Prospectus (the "Registration Statement") filed by Lucent with the Securities and Exchange Commission (the "SEC"), and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

     In addition, we have assumed that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

     2. The Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, and will be effective under the laws of the State of Delaware;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue or incorrect in any material respect; and

     4. Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are correct and will continue to be true, correct and complete at all times up to and including the Closing Date, in each case without such qualification.

     If any of the above-described assumptions is untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement and Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

     In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:
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LATHAM & WATKINS

     March 27, 2000
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          1. This opinion represents and is based upon our best judgment regarding the application of United States Federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

          2. This opinion addresses only the matters set forth above and, except as stated above, does not address any other United States federal, state, local or foreign tax consequences that may result from the Merger or any other transaction. In addition, we express no opinion as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. In the event that any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          3. This opinion has been delivered to you for your use in connection with the filing of the Registration Statement with the SEC and for the purpose of satisfying the requirement set forth in Section 6.3(b) of the Merger Agreement. It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. In addition, this opinion letter may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent.

                                        Very truly yours,

                                        /s/ Latham & Watkins